Exhibit 10.2

SERIES B PREFERRED STOCK SUBSCRIPTION AND EXCHANGE AGREEMENT

This Subscription and Exchange Agreement (this “Agreement”), dated as of May 9, 2012 (the “Effective Date”), is entered into by and among Geokinetics Inc., a Delaware corporation (the “Company”), and each of the other persons who are signatories to this Agreement and who are listed on Schedule A attached hereto (each of them is referred to as a “Stockholder” and together they are referred to as “Stockholders”).

RECITALS

A.            Certain technical legal questions have arisen relating to the prior issuance and/or amendment of certain shares of the Series B Senior Convertible Preferred Stock, par value $10.00 per share, of the Company (which shares were subsequently renamed as Series B-1 Senior Convertible Preferred Stock by an Amended Certificate of Designation filed with the Secretary of State of the State of Delaware on July 28, 2008 and subsequently renamed as Series B Preferred Stock by a Third Amended Certificate of Designation filed with the Secretary of State of the State of Delaware on December 18, 2009)(the “Old Shares”); and

B.            In order to resolve any such questions, and to ensure that full legal effect is given to prior agreements between the Company and the Stockholders, the Company and the Stockholders desire (i) to cause the Company to issue to each Stockholder the number of shares of Series B-1 Senior Convertible Preferred Stock, par value $10.00 per share, of the Company set forth next to such Stockholder’s name on Schedule A (the “New Shares”) in exchange for the number of Old Shares held (or purported to be held) by each such Stockholder and (ii) that all references to the Old Shares in any other agreements, documents, instruments or certificates (including any warrant certificates)(the “Related Agreements”) shall mean and be a reference to the New Shares issued to the Stockholders pursuant to this Agreement as if such New Shares were issued on the same date as the Old Shares such that the rights and obligations pursuant to the Related Agreements would have the same economic effect as they would have had, save and except for the amendments referred to in Section 1 below (the “Related Agreement Amendments”) with respect to the warrants issued on July 28, 2008 and December 14, 2010 and the changes to modify the anti-dilution provisions reflected in the New Shares to be different from the Old Shares with respect to the warrants to be issued in connection with the Commitment Letter between the Company and Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P. dated March 16, 2012, as amended, if there were no such questions relating to the issuance of and/or amendment to the Old Shares, in each case upon the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and each of the Stockholders agree as follows:

Section 1.              Exchange of Shares.  The Company (x) shall issue to each Stockholder, and each such Stockholder shall receive and accept from the Company, the number of New

Shares set forth next to such Stockholder’s name on Schedule A and (y) agrees that all references to the Old Shares in the Related Agreements shall mean and be a reference to the New Shares issued to the Stockholders pursuant to this Agreement as if such New Shares were issued on the same date as the Old Shares such that the rights and obligations pursuant to any such Related Agreements would have the same economic effect as they would have had, save and except for the Related Agreement Amendments, if there were no questions as to the issuance of and/or amendment to the Old Shares, in exchange (the “Exchange”) for:

(a)           all of such Stockholder’s rights, interests and claims with respect to the Old Shares (and any right, warrant, option or other security or instrument evidencing, or convertible into or exchangeable or otherwise exercisable for any Old Shares) to the extent such rights, interests and claims are held by such Stockholder;

(b)           the agreement of each of the Stockholders that (x) all references to the Old Shares in any of the Related Agreements shall mean and be a reference to the New Shares issued to the Stockholders pursuant to this Agreement as if such New Shares were issued on the same date as the Old Shares such that the rights and obligations pursuant to the Related Agreements would have the same economic effect as they would have had, save and except for the Related Agreement Amendments, if there were no questions as to the issuance of and/or amendment to the Old Shares, and (y) such Stockholders will facilitate (including the return of any of the certificates representing the Old Shares to the Company for replacement thereof), at the Company’s sole timing and discretion, the amendment, restatement or replacement of any of the Related Agreements with new agreements, documents, instruments or certificates to further effectuate the agreement set forth in this Section 1(b); and

(c)           the release by such Stockholder as set forth in Section 2;

provided, that the Exchange shall be contingent upon (i) the approval of the Exchange (including, but not limited to, the creation of the New Shares and the issuance of the New Shares to the Stockholders) by the requisite percentage of holders of the outstanding Series D Junior Preferred Stock of the Company in accordance with Section 1(d) of the Certificate of Designation of Series D Junior Preferred Stock, (ii) the approval of the Exchange (including, but not limited to, the creation of the New Shares and the issuance of the New Shares to the Stockholders) by the requisite percentage of the holders of the outstanding Series C Senior Preferred Stock of the Company in accordance with Section 1(d) of the Certificate of Designation of Series C Senior Preferred Stock, (iii) the amendment of the outstanding warrants to purchase common stock of the Company issued on July 28, 2008 to modify the price adjustment provision of such warrants, (iv) the amendment of the outstanding warrants to purchase common stock of the Company issued on December 14, 2010 to modify the definition of “Additional Stock,” and (v) the filing of a Certificate of Designation of the New Shares in the form attached as Annex A with the Secretary of State of the State of Delaware.  Following the Exchange, the Company shall promptly issue to each Stockholder a stock certificate evidencing the New Shares set forth next to such Stockholder’s name on Schedule A upon the execution and delivery by such Stockholder of this Agreement and the surrender by such Stockholder of each stock certificate or certificates, if any, representing the Old Shares.

Section 2.              Release of Claims.  In consideration for the New Shares to be issued in exchange for the Old Shares and the modification of the Related Agreements, the Company and each Stockholder, their respective successors and assigns, and all persons or entities acting by, through, under or in concert with the Company and each such Stockholder, do hereby release and forever discharge (a) the Stockholders, in the case of the Company, and the Company, in the case of the Stockholders, (b) all past and present officers, directors, employees, counsel, agents, representatives and controlling persons, if any, of the Stockholders, in the case of the Company, and the Company, in the case of the Stockholders (c) all past and present affiliates and subsidiaries of the Stockholders, in the case of Company, and the Company, in the case of the Stockholders and (d) all of the past or present subsidiaries’ and affiliates’ officers, directors, employees, counsel, agents, representatives, controlling persons of the Stockholders, in the case of the Company, and the Company, in the case of the Stockholders, if any, from any and all manner of (and hereby waive any) claims, actions or proceedings of any nature which have been, could have been, or could be brought in any local, state or federal court, administrative agency or other tribunal, including, but not limited to, those arising under common law, federal law, or state statutory law, in law or in equity, suits, debts, liens, contracts, agreements, including, but not limited to, any escrow agreement, investors’ agreement, stock option agreement, or subscription or stock purchase agreement, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, including all claims for incidental, consequential, punitive or exemplary damages or equitable relief arising out of any of the foregoing, which the Company or such Stockholder, as applicable, now has or may hereafter have against any of the foregoing respective released parties, arising out of or related to the issuances (or purported issuance) of the Old Shares (or any right, warrant, option or other security or instrument evidencing, or convertible into or exchangeable or otherwise exercisable for, any capital stock of the Company), and ratification of all actions taken by the Stockholders, in the case of the Company, or Board of Directors of the Company, in the case of the Stockholders, to approve the foregoing.

Section 3.              Representations and Warranties.

(a)           Each of the Stockholders hereby represents, warrants and covenants to the Company as of the Effective Date as follows:

(i)            that each such Stockholder is, or but for the questions relating to the Company’s issuance or amendment of the Old Shares would be, the record and beneficial owner of the number of issued and outstanding Old Shares set forth next to such Stockholder’s name on the signature page hereto;

(ii)           that the Old Shares set forth on the signature page constitute all of the issued and outstanding Old Shares owned, or arguably owned, of record or beneficially owned by such Stockholder, and the Stockholder does not own (or have any claim to own) beneficially or of record, any other Old Shares (or any right, warrant, option or other security or instrument evidencing, or convertible into or exchangeable or otherwise exercisable for, any Old Shares);

(iii)          that each such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement;

(iv)          that this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms;

(v)           that each such Stockholder is an “accredited investor” (as such term is used in Rule 501 under the Securities Act of 1993, as amended); and

(vi)          that from time to time, at the request of the Company and without further consideration, the Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)           The Company hereby represents, warrants and covenants to the Stockholders as of the Effective Date as follows:

(i)            that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)           that it has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)          that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company;

(iv)          that it has taken all other actions required by applicable law, its certificate of incorporation and its bylaws to consummate the transactions contemplated by this Agreement;

(v)           that this Agreement constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally; and

(vi)          that from time to time, at the request of the applicable Stockholder and without further consideration, the Company shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.              Intent of the Parties.  Each party acknowledges and agrees that it is the intent of the parties that the rights, interests and obligations of the parties with respect to the New Shares and the Related Agreements (after the substitution of the references to the Old Shares with references to the New Shares) shall be the same as the rights, interests and obligations of the parties with respect to the Old Shares (assuming the valid issuance of and/or amendment to the Old Shares) and the Related Agreements such that the New Shares and the Related Agreements (after the substitution of the references to the Old Shares with references to the New Shares) would have the same economic effect as the Old Shares and the Related Agreements would have had, save and except for the Related Agreement Amendments, if there were no questions as to the issuance of and/or amendment to the Old Shares.  Each party agrees that when construing the provisions of this Agreement and the Related Agreements that such intent will be taken into account and agrees to take such further actions as necessary to implement such intent.

Section 5.              Consent to Certain Actions.  Each of the Stockholders, by execution of this Agreement, does hereby, (a) consent to the creation of the New Shares and the issuance of the New Shares in exchange for the Old Shares, (b) consent to the creation of the Series C-1 Senior Preferred Stock of the Company and the issuance of the Series C-1 Senior Preferred Stock of the Company in exchange (the “Series C Preferred Stock Exchange”) for the Series C Senior Preferred Stock of the Company pursuant to the Series C Preferred Stock Subscription and Exchange Agreement, dated as of May 9, 2012, by and among the Company and Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P., and (c) waive such Stockholder’s rights, if any, to acquire capital stock of the Company in connection with the Series C Preferred Stock Exchange pursuant to Section 1(h) of the Fourth Amended Certificate of Designation of Series B Senior Convertible Preferred Stock of the Company.  Each Stockholder acknowledges and agrees that this Agreement constitutes such Stockholder’s written consent to the foregoing pursuant to Section 228 of the General Corporation Law of the State of Delaware.  Promptly following the execution of this Agreement, each Stockholder shall deliver a signed and dated copy of this Agreement to the Secretary of the Company and hereby directs the Secretary of the Company to file the fully executed copy of this Agreement with the books and records of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Section 6.              Acknowledgment.  The Stockholders and the Company acknowledge and agree that (a) neither the issuance of New Shares in connection with the Exchange nor the issuance of shares of the Company’s Series C-1 Senior Preferred Stock in exchange for shares of the Company’s Series C Senior Preferred Stock shall constitute an issuance or deemed issuance of “Additional Stock” and shall not otherwise result in a conversion price adjustment pursuant to either the Certificate of Designation of the Old Shares or the Certificate of Designation of the New Shares and (b) the number of Old Shares exchanged for New Shares pursuant to this Agreement includes all dividends paid in additional Old Shares in lieu of cash for all quarters ending on or prior to March 31, 2012.

Section 7.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

Section 8.              Assignment; Binding Effect; Benefits.  This Agreement is not assignable without the written consent of each of the other parties hereto.  Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties or their respective successors or assigns (and other than the persons released in Section 2 hereof) any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

Section 9.              Amendment.  This Agreement may be amended only by a written instrument signed by each of the parties which specifically states that it is amending this Agreement.

Section 10.            Counterparts.  This Agreement may be executed in counterparts or in facsimiles, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Notwithstanding anything in this Agreement to the contrary, the failure of one or more Stockholders (for whom this Agreement sets forth a signature line) to execute or otherwise to become bound by this Agreement shall not affect the enforceability of this Agreement against, or otherwise impact the validity of this Agreement with respect to, the persons who execute and deliver this Agreement.

Section 11.            Notice.  All notices and other communications made under this Agreement shall be in writing and shall be mailed by registered or certified U.S. mail or a nationally reputable overnight carrier, postage prepaid, sent by facsimile or otherwise delivered by hand or courier addressed to each party’s address or facsimile number set forth on the signature page.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date set forth below such party’s name.

COMPANY:

Geokinetics Inc.

By:	/s/ Richard F. Miles
Richard F. Miles
President and Chief Executive Officer
Date: May 9, 2012

[Series B Preferred Stock Exchange Agreement]

STOCKHOLDERS:

Avista Capital Partners, L.P.

By:	Avista Capital Partners GP, LLC
its general partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel
Date: 5/9/12

Address:	65 E. 55th Street
18 Floor
NY NY 10022

Number of Shares Held:	258,998

[Series B Preferred Stock Exchange Agreement]

Avista Capital Partners (Offshore), L.P.

By:	Avista Capital Partners GP, LLC
its general partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel
Date: 5/9/12

Address:	65 E. 55th Street
18 Floor
NY NY 10022

Number of Shares Held:	68,290

[Series B Preferred Stock Exchange Agreement]

Levant America S.A.

By:	/s/ Kenneth H. Hannan, Jr.
Name: Kenneth H. Hannan, Jr.
Title: Attorney-in-fact
Date: May 8, 2012

Address:	c/o Colonial Navigation Co. Inc.
750 Lexington Ave
NY NY 10022

Number of Shares Held:	32,720

[Series B Preferred Stock Exchange Agreement]

SCHEDULE A

Name of Stockholder	Number of Old Shares	Number of New Shares to be Issued in Exchange for the Old Shares
Avista Capital Partners, L.P.	258,998	258,998
Avista Capital Partners (Offshore), L.P.	68,290	68,290
Levant America S.A.	32,720	32,720

ANNEX A

See attached.

CERTIFICATE OF DESIGNATION OF

SERIES B-1 SENIOR CONVERTIBLE PREFERRED STOCK

OF

GEOKINETICS INC.

PURSUANT TO SECTION 151(g) OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Geokinetics Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the Board of Directors of the Corporation, on May 9, 2012, duly adopted the following resolution providing for the issuance of a series of the Corporation’s Preferred Stock, par value $10.00 per share (the “Preferred Stock”), and further providing for the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, all in accordance with Section 151(g) of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by Article Fourth of the Corporation’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”), a series of Preferred Stock of the Corporation be, and hereby is, created out of the authorized but unissued shares of capital stock of the Corporation and authorized to be issued, such series to be designated Series B-1 Senior Convertible Preferred Stock, to consist of 550,000 shares, par value $10.00 per share, of which the powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, shall be, in addition to those set forth in the Certificate of Incorporation, as follows:

(1)           General.

(a)           The shares of such series shall be designated as the Series B-1 Senior Convertible Preferred Stock (the “Series B-1 Preferred Stock”).

(b)           The number of authorized shares of Series B-1 Preferred Stock shall be 550,000.

(c)           No fractional shares of Series B-1 Preferred Stock shall be issued.

(2)           Dividends.

(a)           The holders of Series B-1 Preferred Stock, prior and in preference to any declaration or payment of any dividend on any class or series of capital stock of this Corporation, shall be entitled to receive cumulative dividends at the applicable Dividend Rate.  “Dividend Rate” shall mean 9.75% per annum, compounded quarterly commencing on April 1, 2012, of the Original Issue Price (as defined in Section 3(a)) for each share of Series B-1 Preferred Stock.  At the option of the Corporation, all or any portion of dividends payable on shares of Series B-1

Preferred Stock on any quarterly dividend payment date through and including December 16, 2015 may be paid in additional shares of Series B-1 Preferred Stock, instead of cash with such number of additional shares of Series B-1 Preferred Stock to be rounded down to the nearest whole share and any amount so rounded down and not paid in cash being taken into account in the calculation of the dividend payment on the next quarterly dividend payment date.  The value of each share of Series B-1 Preferred Stock paid in lieu of cash shall be equal to the Original Issue Price.  After December 16, 2015, all dividends shall be paid in cash when, and if, declared.  All unpaid dividends on Series B-1 Preferred Stock shall be cumulative and shall accrue, compounding quarterly, regardless of whether or not the Corporation shall have funds legally available for the payment of such dividends.

(b)           After payment of the dividends provided for in Section 2(a), any additional dividends or distributions shall be distributed among all holders of the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”), Series B-1 Preferred Stock, and other preferred securities which are convertible into shares of Common Stock, in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series B-1 Preferred Stock and other preferred securities were converted to Common Stock at the then-effective conversion rate.

(3)           Liquidation Preference.

(a)           The holders of Series B-1 Preferred Stock, in the event of any Liquidation Event (as defined in Section 3(c)), either voluntary or involuntary, shall be entitled to receive, prior and in preference to the distribution of any proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock and other preferred securities (but pari passu to any holder of the Series C-1 Senior Preferred Stock of the Corporation (the “Series C-1 Preferred Stock”), an amount per share (the “Liquidation Preference Amount”) equal to (i) the sum of the Original Issue Price for the Series B-1 Preferred Stock, plus (ii) any accrued but unpaid dividends, which have been accrued to the date of payment. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Series B-1 Preferred Stock of the full preferential amount to which the holders of such shares are entitled, then such net assets shall be distributed ratably upon outstanding shares of Series B-1 Preferred Stock in proportion to the full preferential amount to which each such share is entitled.  “Original Issue Price” shall mean $250.00 per share for each share of Series B-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B-1 Preferred Stock).

(b)           After the payment of the Liquidation Preference Amount with respect to each share of Series B-1 Preferred Stock, the holders of Series B-1 Preferred Stock will have the right following a Liquidation Event to receive an additional distribution for each share of Series B-1 Preferred Stock equal to the excess, if any, of (i) the aggregate amount distributable with respect to each share of Common Stock following the Liquidation Event multiplied by the number of shares of Common Stock into which each share of Series B-1 Preferred Stock is convertible at the Conversion Rate (as defined in Section 5(a)) effective at the time of the Liquidation Event over (ii) the Liquidation Preference Amount.  As a result, the total amount distributed with respect to each share of Series B-1 Preferred Stock following a Liquidation Event will be not less than the amount determined as if all shares of Series B-1 Preferred Stock

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had been converted to Common Stock at the Conversion Rate effective at the time of the Liquidation Event.  In view of this additional distribution right, the Corporation and the holders of the Series B-1 Preferred Stock expect that the Series B-1 Preferred Stock will not be treated as “preferred stock” for federal income tax purposes under Treasury Regulation § 1.305-5(a).

(c)           A “Liquidation Event” shall include (i) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (ii) the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity following such merger or consolidation), (iii) the transfer (whether by merger, consolidation, exchange, reorganization or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than Avista Capital Partners, L.P. and its affiliates), of the Corporation’s equity securities if, after such transfer, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) or (iv) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction.  The treatment of any particular transaction or series of related transactions as a Liquidation Event hereunder may be waived by the vote or written consent of the holders of a majority of the outstanding Series B-1 Preferred Stock (voting on an as-converted basis).

(d)           In any Liquidation Event, if Proceeds received by the Corporation or its stockholders are other than cash, their value will be deemed their fair market value.  The determination of such fair market value shall be made by the Board of Directors of the Corporation or as otherwise may be set forth in the definitive agreements governing such Liquidation Event.

(4)           Redemption Rights.

(a)           If, at any time after December 16, 2015, the holders of not less than a majority of the shares of Series B-1 Preferred Stock then outstanding deliver written notice to the Corporation of such holders’ desire to have the Series B-1 Preferred Stock redeemed, all outstanding shares of Series B-1 Preferred Stock, if not previously converted pursuant to Section 5, shall be redeemed by the Corporation on a date which is not more than 90 days after the date on which such written notice was given to the Corporation by the holders of the Series B-1 Preferred Stock. Each share of Series B-1 Preferred Stock to be redeemed hereunder shall be redeemed by payment by the Corporation in cash of the Redemption Price. “Redemption Price” shall mean, with respect to each share of Series B-1 Preferred Stock, an amount equal to the Liquidation Preference Amount.

(b)           Any redemption pursuant to Section 4(a) shall be preceded by written notice from the Corporation to each holder of Series B-1 Preferred Stock stating the date fixed for redemption, the Redemption Price and the place at which holders of Series B-1 Preferred

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Stock may obtain payment of the Redemption Price upon surrender of their respective stock certificates.

(c)           All shares of Series B-1 Preferred Stock redeemed, otherwise acquired or returned (as a result of conversion or otherwise) by the Corporation shall immediately be canceled and shall not be reissued.

(5)           Conversion.  The holders of the Series B-1 Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference Amount for the Series B-1 Preferred Stock by the applicable Conversion Price for the Series B-1 Preferred Stock (the conversion rate for Series B-1 Preferred Stock into Common Stock is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share for Series B-1 Preferred Stock shall be $15.95 (which amount, for the avoidance of doubt, takes into account all adjustments to the conversion price prior to the Filing Date (as defined in Section 5(d)(i)) of the Corporation’s Series B Senior Convertible Preferred Stock that is to be exchanged for the shares of Series B-1 Preferred Stock and then eliminated); provided, however, that the Conversion Price for the Series B-1 Preferred Stock shall be subject to adjustment as set forth in Section 5(d).

(b)           Corporation Conversion Election.  At the election of the Corporation, each share of Series B-1 Preferred Stock shall be converted into shares of Common Stock at the Conversion Rate at the time in effect for Series B-1 Preferred Stock immediately upon the Corporation’s sale of its Common Stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (i) at an offering price per share of not less than $35.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions or the like), (ii) which results in net proceeds to the Corporation and the selling stockholders, if any, of not less than $75,000,000, and (iii) after which the Common Stock is listed on the NYSE, AMEX or the NASDAQ National Market (a “Qualified Public Offering”).

(c)           Mechanics of Conversion.  Before any holder of Series B-1 Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B-1 Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B-1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares

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of Series B-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series B-1 Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series B-1 Preferred Stock shall not be deemed to have converted such Series B-1 Preferred Stock until immediately prior to the closing of such sale of securities.  If the conversion is in connection with the automatic conversion provisions of Section 5(b), such conversion shall be deemed to have been made immediately prior to the closing of such Qualified Public Offering in which the Corporation has elected to cause such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)           Conversion Price Adjustments of Series B-1 Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series B-1 Preferred Stock shall be subject to adjustment from time to time as follows:

(i)            If the Corporation shall issue, on or after the date upon which this Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined in Section 5(d)(viii)) for a consideration per share less than the Conversion Price applicable to the Series B-1 Preferred Stock in effect immediately prior to the issuance of such Additional Stock, and if the aggregate dollar amount of (x) all previous issuances of Additional Stock and (y) all previous issuances of the Corporation’s securities made after September 8, 2006 and prior to the Filing Date that would have been considered issuances of Additional Stock as defined in Section 5(d)(viii) had they been issued after the Filing Date, including, for the avoidance of doubt, any securities issued as consideration in the Acquisition or pursuant to the Public Offering, as such terms are defined in that certain Amendment and Exchange Agreement dated December 2, 2009, by and among the Corporation, Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P. and Levant America S.A. (“Additional Stock Equivalents”), is less than $50,000,000 (determined by aggregating all previous issuances of Additional Stock and Additional Stock Equivalents), then the Conversion Price for the Series B-1 Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the per share consideration paid or given for such Additional Stock; provided, however, if the Corporation shall issue, on or after the Filing Date, any Additional Stock after the aggregate amount of previous issuances made after September 8, 2006 are in excess of $50,000,000 (determined by aggregating all previous issuances of Additional Stock and Additional Stock Equivalents) for a consideration per share less than the Conversion Price applicable to the Series B-1 Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price for the Series B-1 Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus

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the number of shares of such Additional Stock.  “Common Stock Outstanding” shall mean and include the following; (A) outstanding Common Stock, (B) Common Stock issuable upon exercise of outstanding stock options, (C) Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, (D) Common Stock issuable upon conversion of the Series B-1 Preferred Stock, and (E) Common Stock issuable upon the conversion of any other series or class of equity securities issued after the date hereof which is convertible into shares of Common Stock.  Shares described in (A) through (C) above shall be included whether vested or unvested, whether contingent or non- contingent and whether exercisable or not yet exercisable.

(ii)           Notwithstanding anything to the contrary set forth in this Certificate of Designation, no adjustment of the Conversion Price for the Series B-1 Preferred Stock shall be made in respect of issuances of Additional Stock as consideration in the Acquisition.

(iii)          Notwithstanding anything to the contrary set forth in this Certificate of Designation, in the event of an adjustment to the Conversion Price as a result of the issuance (or deemed issuance) of any Additional Stock in connection with, relating to or arising from that certain Commitment Letter, dated March 16, 2012, among the Corporation, Avista Capital Partners L.P. and Avista Capital Partners (Offshore) L.P. (as amended on March 29, 2012, the “Avista Letter”), including without limitation pursuant to any definitive documents subsequently entered into with any of the parties to the Avista Letter (or with any of their affiliates or associated persons or entities) or with Whitebox Advisors, LLC or Gates Capital Management, Inc. (or any of their affiliates or associated persons or entities) as a result of the exercise of the Preference Right (as defined in the Avista Letter), to any of the aforementioned persons or entities (or other third parties), in no event shall the Conversion Price be adjusted, as a result of such issuance (or deemed issuance), to an amount lower than the price per share of the Common Stock in the last reported trade of the Common Stock on the NYSE Amex, or such other primary exchange on which the Common Stock is then listed or quoted, as quoted by Bloomberg, LP (or similar organization succeeding to its functions of reporting market prices), on the last trading day immediately preceding the date on which the Company is obligated to issue the securities exchangeable for such Additional Stock under the Avista Letter or otherwise.  In the event the Common Stock is no longer listed or quoted, then the price shall be determined in good faith by the Board of Directors of the Corporation.

(iv)          No adjustment of the Conversion Price for the Series B-1 Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Section 5(d)(vii)(C) and Section (5)(d)(vii)(D), no adjustment of such Conversion Price pursuant to this Section 5(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(v)           In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore before deducting any

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reasonable discounts, commission or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(vi)          In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market thereof as determined by the Board of Directors irrespective of any accounting treatment.

(vii)         In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(A)          The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(d)(v) and Section 5(d)(vi)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(B)          The aggregate maximum number of shares of Common Stock deliverable upon conversion, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5(d)(v) and Section 5(d)(vi)).

(C)          In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable shares, the Conversion Price of the Series B-1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

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(D)          The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Section 5(d)(vii)(A) and Section 5(d)(vii)(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(d)(vii)(A) or Section 5(d)(vii)(B).

(viii)        “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(vii)) by the Corporation) or after the Filing Date other than:

(A)          Shares of Common Stock issued to employees, directors, officers, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Corporation’s Board of Directors;

(B)          Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(C)          Common Stock or other securities convertible into shares of Common Stock that are issued with the approval of the holders of not less than a majority of the then-outstanding shares of Series B-1 Preferred Stock; and

(D)          Common Stock issued pursuant to the conversion of the Series B-1 Preferred Stock.

(e)           In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B-1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B-1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(f)            Reservation of Common Stock.  The Corporation shall reserve and keep available out of its authorized but unissued Common Stock that number of shares of Common

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Stock as shall from time to time be sufficient to effect the full conversion of all outstanding shares of Series B-1 Preferred Stock.

(6)           Election and Removal of Directors by Series B-1 Preferred Stock.  Subject to Section 7(b), the holders of record of the shares of Series B-1 Preferred Stock, exclusively, shall be entitled to nominate and elect one (1) director of the Corporation (the “Series B-1 Director”).  At each regularly scheduled meeting of the Corporation’s stockholders which is called for the purpose of electing members of the Board of Directors, the presence in person or by proxy of the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding shall constitute a quorum of the Series B-1 Preferred Stock for the purpose of electing the director by holders of the Series B-1 Preferred Stock. A vacancy in said directorship filled by the holders of Series B-1 Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series B-1 Preferred Stock.  The Series B-1 Director may be removed, with our without cause, by the holders of Series B-1 Preferred Stock in the same manner as such director may be elected hereunder.

(7)           Voting Rights.

(a)           Except as otherwise expressly provided herein or as required by law, the holders of Series B-1 Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and, with respect to such right to vote, shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws, and shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series B-1 Preferred Stock could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law or agreement, the holders of Series B-1 Preferred Stock or Common Stock shall vote together as a single class and not as separate classes.

(b)           So long as at least 125,000 shares of Series B-1 Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of not less than a majority of the then-outstanding shares of the Series B-1 Preferred Stock, as determined on a fully diluted and as-converted basis:

(i)            Amend the Corporation’s Certificate of Incorporation or Bylaws in any material respect (other than an amendment to change the name of the Corporation);

(ii)           Declare or pay any dividend or other distribution upon the Corporation’s capital stock (except dividends payable solely in shares of Common Stock or Series B-1 Preferred Stock or the Series C-1 Preferred Stock in lieu of payment of cash dividends), or purchase, redeem, or otherwise acquire any shares of the Corporation’s capital stock, except for repurchases, at cost, of shares of the capital stock of the Corporation (pursuant to rights held by the Corporation as of the Filing Date) held by the Corporation’s consultants, directors, officers or employees;

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(iii)          Sell, lease, assign, transfer or otherwise convey or otherwise dispose of all or substantially all of the assets of the Corporation or any of its subsidiaries, or effect any consolidation, merger or reorganization involving the Corporation or any of its subsidiaries, or effect any transaction or series of related transactions in which the Corporation’s stockholders immediately prior to such transaction or transactions own immediately after such transaction or transactions less than 50% of the voting securities of the surviving corporation or entity (or its parent);

(iv)          Reclassify, reorganize or recapitalize the Corporation’s outstanding capital stock;

(v)           Except for the creation and issuance of the Series C-1 Preferred Stock, create or issue any class or series of stock or other security of the Corporation on parity with or having preference over the Series B-1 Preferred Stock or increase the authorized number of shares of the Series B-1 Preferred Stock;

(vi)          Effect any transaction with the management, related parties or other affiliates of the Corporation, or extend or waive the terms of any such existing transactions, other than (A) issuances of options, warrants or Common Stock pursuant to an equity incentive plan or similar arrangement approved by the Board of Directors or (B) any other transaction with management, related parties or affiliates of the Corporation on terms approved by a majority of the members of the Board of Directors who are not, either directly or indirectly, a party to such transaction; and

(vii)         Increase or decrease the number of directors on the Board of Directors of the Corporation.

(8)           Financial Statements, Reports, etc.  The Corporation shall furnish to each holder of the Series B-1 Preferred Stock:

(a)           within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Corporation and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with United States generally accepted accounting principles (“GAAP”), all audited by UHY, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Corporation and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Corporation and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the

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operations of such subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of the Corporation as fairly presenting in all material respects the financial condition and results of operations of the Corporation and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(9)           Preemptive Rights.  If the Corporation authorizes the issuance and sale of Additional Stock (as defined in Section 5(d)(viii)) other than pursuant to an underwritten public offering registered under the Securities Act or for non-cash consideration pursuant to a merger or consolidation approved by the Board of Directors of the Corporation, the Corporation shall first offer in writing to sell to each holder of Series B-1 Preferred Stock a portion of the securities being issued equal to the quotient obtained by dividing (a) the aggregate number of shares of Series B-1 Preferred Stock then owned by such holder by (b) the aggregate number of shares of Series B-1 Preferred Stock then outstanding.  If all offered securities are not subscribed to by such holder of Series B-1 Preferred Stock in writing delivered to the Corporation within twenty days after the date of delivery of the Corporation’s original notice to such holder, then the Corporation shall offer all of such securities for sale to those other holders of Series B-1 Preferred Stock that did elect to subscribe for such securities.  If such offer is oversubscribed by such Series B-1 Preferred Stock holders then the Corporation shall offer such securities to such Series B-1 Preferred Stockholders pro rata on the basis of the number of securities previously subscribed to by such holders pursuant to the formula above.  If the holders of Series B-1 Preferred Stock do not elect to subscribe for all of such securities in writing delivered to the Corporation within twenty days after the date of delivery of the Corporation’s second notice then the Corporation shall be free to offer such securities to any other person or persons at a price and on terms determined by the Corporation, provided that such price and terms are no more favorable to such person or persons than the price and terms on which such securities were offered to the holders of Series B-1 Preferred Stock.  Any securities not sold by the Corporation within 90 days after the date of the Corporation’s initial notice to the holders of Series B-1 Preferred Stock hereunder shall then become subject again to the provisions of this Section 9.

[signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to its Certificate of Incorporation to be duly executed by its President and Chief Executive Officer this 9th day of May, 2012.

GEOKINETICS INC.

By:
Richard F. Miles
President and Chief Executive Officer

[Series B-1 Senior Convertible Preferred Stock Certificate of Designation]